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                                                                  EXHIBIT 4.02


          AMENDMENT NO. 1 TO LG&E ENERGY CORP. AMENDED AND RESTATED
                      OMNIBUS LONG-TERM INCENTIVE PLAN

                             FEBRUARY 3, 1999


     This Amendment No. 1 (the "Amendment") is made to the Amended and Restated Omnibus Long-Term Incentive Plan (the "Plan") of LG&E Energy Corp. (the "Company").

     1. The first sentence of Section 4.1 of the Plan shall be deleted and replaced in its entirety as follows:

           Subject to adjustment as provided in Section 4.3 herein, the aggregate number of Shares that may be delivered under the Plan at any time shall not exceed five percent (5%) of the total outstanding Shares of common stock of the Company at such time.

     2. The first sentence of Section 8.1 of the Plan shall be deleted and replaced in its entirety as follows:

           Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine, provided that the maximum number of Shares of Restricted Stock that may by granted to any individual Participant in any calendar year shall be two hundred thousand (200,000) shares.

     3. The amendments herein shall be effective as of the date first written above, following their approval by the stockholders of the Company.


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